CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-14 of Franklin Templeton Global Trust of our report dated September 29, 2000, relating to the financial statements and financial highlights of Templeton Income Trust - Global Bond Fund, which appear in such Registration Statement, and to the incorporation by reference of our report dated November 21, 2000 relating to the financial statements and financial highlights of Franklin Templeton Global Currency Fund and Franklin Templeton Hard Currency Fund series of Franklin Templeton Global Trust.




/s/ PricewaterhouseCoopers LLP

New York, New York
March 29, 2001